Exhibit 5

                                Vincent A. Maffeo
                    Senior Vice President and General Counsel
                              ITT INDUSTRIES, INC.
                               4 West Red Oak Lane
                             White Plains, NY 10604


                                                   May 13, 2003
ITT Industries, Inc.
4 West Red Oak Lane
White Plains, NY 10604

Dear Sirs:

             I am familiar with the ITT Industries, Inc. 2003 Equity
Incentive Plan (the "Plan") of ITT Industries, Inc., an Indiana corporation ("ITT Industries"), under which an additional 6,100,000 shares of ITT Industries common stock, par value $1 per share (the "Shares"), will be made available for issuance. I have acted as counsel to ITT Industries in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of the Shares and 6,100,000 Series A Participating Cumulative Preferred Stock Purchase Rights (the "Rights"), which are appurtenant to, and trade with, the Shares. I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

         Based upon the foregoing, I am of the opinion that when Shares previously authorized but unissued are issued pursuant to the provisions of the Plan and ITT Industries' policies relating thereto, and all conditions or restrictions relating thereto shall have been satisfied, such Shares will be legally authorized, issued, fully paid and non-assessable. The issuance of the Rights has been validly authorized by all necessary corporate action on the part of ITT Industries and, when issued in accordance with the terms of the Rights Agreement dated as of November 1, 1995 between ITT Industries and The Bank of New York, as Rights Agent, the Rights will be validly issued and binding obligations of ITT Industries.

          I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me contained therein under the heading "Interests of Named Experts and Counsel."

                                                   Very truly yours,

                                                   /s/ Vincent A. Maffeo

                                                   Vincent A. Maffeo
                                                   Senior Vice President
                                                   and General Counsel